As filed with the Securities and Exchange Commission on January 2, 2018

Registration Nos. 333-207372

333-214301

333-219265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO.1 TO:

Form S-8 Registration Statement No. 333-207372

Form S-8 Registration Statement No. 333-214301

Form S-8 Registration Statement No. 333-219265

UNDER

THE SECURITIES ACT OF 1933

Sunshine Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	30-0831760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of Principal Executive Offices)	(Zip Code)

Sunshine Bancorp, Inc. 2015 Equity Incentive Plan

Sunshine Bank Employees Saving Plan

(Full Title of Plans)

Beth S. DeSimone

Senior Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(Name and address of agent for service)

(863) 293-4710

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 1, 2018, Sunshine Bancorp, Inc. (“Sunshine”) merged with and into CenterState Bank Corporation, a Florida corporation (“CenterState”) pursuant to an Agreement and Plan of Merger dated August 12, 2017 by and between Sunshine and Centerstate.

This post-effective Amendment No.1 for each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by CenterState as successor to Sunshine by merger to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Sunshine common stock, par value $.01 per share (the “Shares”) and stock options and participation interests that remain unsold pursuant to the Prior Registration Statements, in each case, to the extent that they relate to Sunshine’s 2015 Equity Incentive Plan and the Sunshine Bank Employees Savings Plan (collectively, the “Plans”):

1.	Registration Statement on Form S-8, File No. 333-207372, filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2015, registering the offer and sale of 592,480 shares of Sunshine Common Stock and 423,200 stock options, issuable pursuant to the Sunshine 2015 Equity Incentive Plan.

2.	Registration Statement on Form S-8, File No. 333-214301, filed with the Commission on October 28, 2016, registering the offer and sale of 150,000 shares of Sunshine Common Stock and 408,977 stock options, issuable pursuant to the Sunshine 2015 Equity Incentive Plan; and

3.	Registration Statement on Form S-8, File No. 333-219265, filed with the Commission on July 13, 2017, registering the offer and sale of 300,000 shares of Sunshine Common Stock and an indefinite number of participation interests, issuable pursuant to the Sunshine Bank Employees Savings Plan.

In accordance with the undertaking made by Sunshine in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all Shares and stock options and participation interests registered under the Prior Registration Statements but not sold under the Prior Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Haven, State of Florida, on January 2, 2018.

CENTERSTATE BANK CORPORATION as successor to Sunshine Bancorp, Inc.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.